CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated March 16, 1999 (except for Note 11, as to which the date is May 19, 1999) accompanying the restated financial statements included in the Amended Annual Report of ModaCAD, Inc. on Form 10-KSB/A for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statements of ModaCAD, Inc. on Forms S-3 (#333-76745, dated April 21, 1999), S-3 (#333-76777, dated April 22,
1999), S-8 (#333-61443, dated August 14, 1998), S-8 (#333-35987, dated September
19, 1997),  S-3/A (#333-26349,  dated June 18, 1997),  S-3/A (#333-26691,  dated
June 18, 1997), and S-8 (#333-21775, dated February 14, 1997).



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
May 19, 1999